EXHIBIT 10.10
                                                                   -------------


                       AMENDMENT TO KEY EMPLOYEE AGREEMENT
                       -----------------------------------

         THIS AMENDMENT dated October 30, 2001 to the KEY EMPLOYEE AGREEMENT effective as of April 30, 1996 by and between DELCATH SYSTEMS, INC., a Delaware corporation with its principal offices at 1100 Summer Street, 3rd Floor, Stamford, Connecticut 06905 (the "Company") and M.S. KOLY residing at 575 Middlesex Road, Darien, Connecticut 06820 (hereinafter referred to as the "Employee").

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Section 2.2(d) of the Key Employment Agreement is amended by deleting it in its entirety and inserting in place thereof the following:

              "(d) at any time without Cause, provided the Company shall be obligated to pay to you upon notice of termination, as severance pay, a lump sum amount equal to one (1) year's Base Salary (as set forth on Exhibit A attached hereto), less applicable taxes and other required withholdings and any amounts you may owe to the Company. If, however, a change of control in the Company should occur causing termination of your employment without Cause, then you shall be entitled to receive as severance pay a lump sum amount equal to the greater of (i) two (2) years' Base Salary (as set forth on Exhibit A attached hereto), or (ii) the Base Salary due to you for the remaining term of this Agreement at the time of termination. For purposes of this Agreement "change of control" shall be deemed to be the sale of all or substantially all of the stock or assets of the Company, the merger of the Company with another entity where the other entity survives the merger, or a change in the composition of the Board of Directors such that the current incumbents no longer constitute at least a majority of the Board."

         2. Exhibit A, Section 1 of the Key Employee Agreement is amended by deleting it in its entirety and inserting in place thereof the following:

              "1. Term. The term of the Agreement to which this Exhibit A is annexed and incorporated shall be until December 1, 2004, unless renewed in accordance with Section 2.1 of the Agreement or terminated prior thereto in accordance with Section 2.2 or 2.3 of the Agreement."

         3. Exhibit A, Section 2(a) of the Key Employee Agreement is amended by deleting it in its entirety and inserting in place thereof the following:

              "(a) Base Salary. Beginning December 1, 2001, your Base Salary shall be $225,000 per annum, payable in accordance with the Company's payroll policies, and subject to increases thereafter as determined by the Company's Board of Directors or Executive Committee."
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         4.   In all other respects, the Key Employee Agreement remains in full force and effect.



         IN WITNESS WHEREOF, the Company has caused this Amendment to the Key Employee Agreement to be signed by its duly authorized officer, and Employee has hereto set his hand and seal as of the day and year first hereinabove written.



EMPLOYEE:                                     EMPLOYER:
                                              DELCATH SYSTEMS, INC.


/s/ M.S. Koly                                 By: /s/ Joseph Milana
--------------------------                        -------------------------
M.S. Koly                                         Joseph Milana, Controller